SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                            Amendment No.__________)*


                             WNS (HOLDINGS) LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, Par Value 10 Pence Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92932M 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 7, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92932M 10 1                   13G                   Page 2 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Lone Spruce, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               81,740
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               81,740
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               81,740
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               0.2%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92932M 10 1                   13G                   Page 3 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Lone Balsam, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               179,371
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               179,371
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               179,371
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               0.4%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92932M 10 1                    13G                 Page 4 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Lone Sequoia, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               149,854
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               149,854
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               149,854
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               0.4%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92932M 10 1                   13G                   Page 5 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Lone Pine Associates LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               410,965
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               410,965
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               410,965
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               1.0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 92932M 10 1                    13G                 Page 6 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Lone Pine Capital LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,859,543
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,859,543
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               1,859,543
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               4.4%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92932M 10 1                   13G                   Page 7 of 15 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Stephen F. Mandel, Jr.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               2,270,508
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               2,270,508
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               2,270,508
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               5.4%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 92932M 10 1                 13G              Page 8 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is WNS (Holdings) Limited (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli(W), Mumbai 400 079, India.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the Ordinary Shares (defined in Item 2(d) below) directly owned by it;
           (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the Ordinary Shares directly owned by it;
          (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the Ordinary Shares directly owned by it;
           (iv) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the Ordinary Shares directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
            (v) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), a Cayman Islands exempted company, with respect to the Ordinary Shares owned by Lone Cypress; and
           (vi) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Ordinary Shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia and Lone Cypress.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with

CUSIP No. 92932M 10 1                     13G                 Page 9 of 15 Pages


            respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

      Lone Spruce, Lone Balsam and Lone Sequoia are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

      Ordinary Shares, par value 10 pence per share ("Ordinary Shares")

Item 2(e).     CUSIP Number:

      92932M 10 1

CUSIP No. 92932M 10 1                 13G             Page 10 of 15 Pages

Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]    Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]    Insurance Company as defined in Section 3(a)(19) of the
                      Act,

          (d)  [ ]    Investment Company registered under Section 8 of the
                      Investment Company Act of 1940,

          (e)  [ ]    Investment Adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]    Employee Benefit Plan or Endowment Fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]    Parent Holding Company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]    Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act,

          (i)  [ ]    Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

          A.   Lone Spruce, L.P.
               (a)  Amount beneficially owned: 81,740
               (b) Percent of class: 0.2% The percentages used herein and in the rest of Item 4 are calculated based upon the 41,842,879 shares of Ordinary Shares issued and outstanding as of March 31, 2007, as reported in the Company's Form 20-F filed on June 26, 2007.
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 81,740
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 81,740

CUSIP No. 92932M 10 1                 13G             Page 11 of 15 Pages


          B.   Lone Balsam, L.P.
               (a)  Amount beneficially owned: 179,371
               (b)  Percent of class: 0.4%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 179,371
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      179,371

          C.   Lone Sequoia, L.P.
               (a)  Amount beneficially owned: 149,854
               (b)  Percent of class: 0.4%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 149,854
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      149,854

          D.   Lone Pine Associates LLC
               (a)  Amount beneficially owned: 410,965
               (b)  Percent of class: 1.0%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 410,965
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      410,965

CUSIP No. 92932M 10 1                    13G                 Page 12 of 15 Pages


          E.   Lone Pine Capital LLC
               (a)  Amount beneficially owned: 1,859,543
               (b)  Percent of class: 4.4%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 1,859,543
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      1,859,543

          F.   Stephen F. Mandel, Jr.
               (a)  Amount beneficially owned: 2,270,508
               (b)  Percent of class: 5.4%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 2,270,508
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      2,270,508

Item 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of Ordinary Shares. Lone Pine Capital, the investment manager of Lone Cypress has the power to direct the receipt of dividends from or the proceeds of the sale of Ordinary Shares held by Lone Cypress. Mr. Mandel is the Managing Member of each of Lone Pine Associates and Lone Pine Capital and in such capacity directs their operations.

CUSIP No. 92932M 10 1                 13G             Page 13 of 15 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     See Item 2.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 92932M 10 1                  13G                   Page 14 of 15 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  August 17, 2007

                                By: /s/ Stephen F. Mandel, Jr.
                                    ----------------------------------------
                                    Stephen F. Mandel, Jr., individually and
                                    (a) as Managing Member of Lone Pine
                                    Associates LLC, for itself and as the
                                    general partner of (i) Lone Spruce, L.P.,
                                    (ii) Lone Balsam, L.P. and (iii) Lone
                                    Sequoia, L.P.; and (b) as Managing Member
                                    of Lone Pine Capital LLC

CUSIP No. 92932M 10 1                  13G                   Page 15 of 15 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  August 17, 2007

                                By: /s/ Stephen F. Mandel, Jr.
                                    --------------------------------------------
                                    Stephen F. Mandel, Jr., individually and
                                    (a) as Managing Member of Lone Pine
                                    Associates LLC, for itself and as the
                                    general partner of (i) Lone Spruce, L.P.,
                                    (ii) Lone Balsam, L.P. and (iii) Lone
                                    Sequoia, L.P.; and (b) as Managing Member
                                    of Lone Pine Capital LLC